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          INTERACTIVE MOTORSPORTS' ANNOUNCES $1.5 MILLION ASSET SALE AT
YEAR END, AND OPTION FOR ADDITIONAL $1.3 MILLION SALE BY SECOND QUARTER OF 2005

         INDIANAPOLIS (January 6, 2005) - Interactive Motorsports and Entertainment Corporation (OTCBB:IMTS) today announced it, along with its subsidiaries Perfect Line and Race Car Simulators, entered into an Asset Purchase Agreement on December 31, 2004 pursuant to which it sold thirty-four
(34) of its race car simulators to Race Car Simulation Corporation ("RCS"), a portfolio company of Dolphin Direct Equity Partners, LP ("Dolphin") for an aggregate purchase price of $1,536,600. The Agreement also grants RCS an option to purchase an additional ten (10) race car simulators for an aggregate purchase price of $1,320,000.
         "This funding is a cornerstone of our revised business plan, and will provide the company with immediate working and growth capital," commented Interactive Motorsports' Chairman and CEO William R. Donaldson.
         As a part of the transaction, the company entered into a Management Agreement to provide for management and maintenance of the race car simulators, and Dolphin was issued a warrant to purchase a total of 5,161,500 of IMTS common shares at an exercise price of $.10 per share. RCS also paid a non-refundable deposit of $528,000 toward the purchase price of the race car simulators subject to the option.
         The Agreement further provides IMTS with the option to purchase all of the equity interests in RCS at any time prior to the seventh anniversary of the execution of the agreement at a purchase price to be determined based in part on the performance of RCS.
         Log on to www.sec.gov for more details.

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For more information on IMTS, visit www.SMSonline.com
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Forward-looking statements
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Interactive Motorsports and Entertainment Corporation, are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the outlook of the economy and the effect on future revenues, access to and cost of capital, uncertainty of new product development, competition, and dependence on updated technology and licenses and leases.

Contact
Steve Wagoner: InvestorRelations@SMSonline.com; (800) 766-2782
Investor Relations on the web:http://www.SMSonline.com/company/inv_rel_index.asp

              Interactive Motorsports and Entertainment Corporation
                                  (OTCBB:IMTS)
        Corporate Office: 5624 West 73rd Street o Indianapolis, IN 46278
                     Phone: 317-295-3500 o Fax: 317-298-8924
                                www.SMSonline.com